                                                                   Exhibit 10.28

               Alteon Severance Plan and Summary Plan Description

The following is the Alteon Severance Plan ("Severance Plan"), effective June 1, 2005 (the "Effective Date"). This Severance Plan supersedes any and all previously communicated severance policies, plans and arrangements of Alteon. All such previously communicated Alteon severance policies or plans are, as of the Effective Date, terminated, unless part of an express written agreement applicable to only the employee and Alteon and signed by each.

This Severance Plan may be amended, modified or terminated by the Company, in its discretion, at any time.

This document serves as the Severance Plan document and your Summary Plan Description.

Alteon ("Alteon" or the "Company") recognizes and values your contributions to this Company. The Severance Plan, as explained more fully below, is designed to reaffirm Alteon's desire to retain you as part of our team and to provide increased economic security and assurances as we continue to work together to develop alagebrium chloride.

On rare occasions, at the sole and unfettered discretion of Company management, additional or alternate severance may be offered to certain employees when employment with the Company is terminated. Such severance is independent of the Severance Plan and is not intended to be covered by its terms.

The Severance Plan details are as follows:

1.   Eligibility

If you are employed by Alteon and have been provided with notice of your eligibility to the Severance Plan by the Company, otherwise meet the eligibility requirements, and your employment with the Company is involuntarily terminated under limited, specified circumstances (as described in Section 2 of this Severance Plan), you will be eligible to receive Severance Payments and Benefits under Section 3 of this Severance Plan, provided, however, that your notice of eligibility may be rescinded at any time in the Company's sole discretion,

As a condition of eligibility for severance under this Severance Plan, you must be actively employed by the Company on the date of the triggering event under
Section 2 of this Severance Plan. You also will be required to execute a separation agreement and/or confirmation of non-compete agreement prepared by the Company which may include, among other things, a general release of all claims against the Company, its affiliates, successors or assigns. If you are required to sign an agreement as a condition to receiving severance and do not sign or if you revoke your acceptance, you will not be eligible to receive severance benefits.

2.   Triggering Event

If you are an eligible employee whose position is eliminated as the result of Alteon's decision to restructure the organization, close a facility or otherwise reduce the workforce, and you remain with the Company through the effective date of such elimination (a "Triggering Event"), you will qualify for the Severance Payments and Benefits described in Section 3 of this Severance Plan. If the Company or its assets are sold, you will not be eligible for severance unless you are terminated from your employment as a result of such sale. Whether you are being terminated as a result of a sale of the Company or its assets, this will be determined by the Company, in its sole discretion, in its capacity as Plan Administrator and such decision shall be final and binding as set forth in
Section 9 hereof. Employees who leave their jobs voluntarily or who are terminated for "cause" or any reason other than those identified above will not be eligible for benefits under this Severance Plan.(1)/

3.   Severance Payments and Benefits

     A.   Up to six (6) months of salary payments following Triggering Event

If you are eligible for benefits, and experience a Triggering Event, under this Severance Plan, you shall be entitled to up to 6 months of severance salary payments paid in installments according to your current pay schedule at the time of separation. Payments shall be based on your base pay only at the time of termination (excluding bonus, overtime and anything other than base pay). All payments made pursuant to this Severance Plan shall be subject to all applicable taxes and withholding, as required by law, and shall be offset by amounts, if any, that you may owe to the Company at the time of your termination.

These severance payments are intended to provide financial support during a period of employment transition. If you secure other employment during the 6-month period following the Triggering Event, the Company's obligation to pay you severance payments will end. It is your duty to inform the Company immediately once such new employment of any kind is secured. If you fail to notify the Company of your acceptance of such employment immediately, you will forfeit your right to any and all payments made pursuant to this Severance Plan and the Company shall be entitled to reimbursement for all payments made to you hereunder.

     B. Up to three (3) months COBRA payments for medical and dental benefits following Triggering Event

If you are (i) eligible for benefits and experience a Triggering Event under the terms of this Severance Plan, and (ii) entitled to, and elect, to continue your health care coverage under COBRA, upon your enrollment the Company will pay your COBRA premiums for up to 3 months following the Triggering Event, provided that you do not have other employment. If you secure other employment during the 3-month period following the Triggering Event, the Company's obligation to pay your COBRA premiums will immediately end. You will, however, have the right to continue on COBRA at your own expense to the extent permitted under applicable law.

4.   Status of the Severance Plan

This Severance Plan is a welfare benefit plan, as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and shall be construed and interpreted in accordance with such section of ERISA.

5.   Funding of Plan Obligations

All payments under Section 3 of this Severance Plan shall be made solely from the general assets of the Company at such time as those payments may become due.

6.   No Assignment

Unless and until otherwise paid to you pursuant to the terms of this Severance Plan, benefits payable to you under this Severance Plan may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

----------
(1)/ For the purpose of this Agreement, "cause" is as defined in the Alteon Associate Handbook.

7.   Amendment, Termination and Modification

This Severance Plan may be amended, modified or terminated by the Company, in its discretion, at any time.

8.   No Contract of Employment

This Severance Plan does not constitute a contract of employment and nothing herein shall affect the Company's right to terminate an employee's employment at any time, with or without cause.

9.   Plan Administrator

The Company or its designee shall serve as Plan Administrator of the Severance Plan. The Plan Administrator shall be responsible for administering the Severance Plan and shall have absolute discretion to make all determinations, both factual and legal, with respect to the operation of the Severance Plan, including but not limited to determinations regarding participation, eligibility and benefits calculations. The Plan Administrator's decisions will be final and binding and shall be subject to review only for an abuse of discretion.

10.  Claims Procedures

Any request for benefits (a "Claim") by you or your authorized representative (a "Claimant") must be filed in writing with the Plan Administrator. Within ninety
(90) days after receipt of a Claim, the Plan Administrator will provide written notice to any Claimant whose Claim has been wholly or partly denied, including:

     (i)  the reasons for the denial;

     (ii) the Plan provisions on which the denial is based;

     (iii) any additional material or information necessary to perfect the Claim and the reasons it is necessary; and

     (iv) the claims review procedure.

Any Claimant whose application for benefits is denied, in whole or in part, may appeal from such denia1 to the Plan Administrator for a review of the decision by submitting to the Plan Administrator within sixty (60) days after receiving written notice from the Plan Administrator of the denial of the Claim a written statement:

     (i) requesting a review of the application for benefits by the Plan Administrator;

     (ii) setting forth all of the grounds upon which the request for review is based and any facts in support thereof; and

     (iii) setting forth any issues or comments which the Claimant deems relevant to the application.

The Plan Administrator shall act upon each such application within sixty (60) days after either receipt of the Claimant's request for review by the Plan Administrator or receipt of any additional materials reasonably requested by the Plan Administrator from such Claimant, whichever occurs later.

The Plan Administrator shall, in its discretion, make a full and fair review of each such Claim and any written materials submitted by the Claimant or the Company in connection therewith and may require the Company or the applicant to submit within a reasonable number of days after receiving a written notice from the Plan Administrator such additional facts, documents or other evidence as is deemed necessary or advisable in the sole discretion of the Plan Administrator in making such a review. On the basis of the review, the Plan Administrator shall make an independent determination of the applicant's eligibility for benefits under the Plan. The decision of the Plan Administrator on any application for benefits shall be final and conclusive upon all persons. If the Plan Administrator denies an appeal application in whole or in part, the Plan Administrator shall give written notice of the decision to the Claimant setting forth the specific reasons for such denial and specific references to the pertinent Plan provisions on which the Plan Administrator's decision is based. Such written notice shall be given within sixty (60) days of the date the appeal was filed; provided, however, the Plan Administrator may extend the period for providing notice hereunder for up to an additional sixty (60) days if the Plan Administrator determines it is necessary and notifies the applicant in writing prior to the expiration of the initial sixty (60) day period.

11.  ERISA Rights

As a participant in the Severance Plan you are entitled to certain rights and protections under ERISA. ERISA provides that all Severance Plan participants shall be entitled to:

     A.   Receive Information About Your Plan and Benefits

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan. The Plan Administrator may make a reasonable charge for the copies.

     B.   Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

     C.   Enforce Your Rights

If your claim for a severance benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan's decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

     D.   Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue NW, Washington, D.C., 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration. You may also visit their website at www.dol.gov/ebsa.

12.  General Information

Name and Identification of Plan:

Alteon Severance Plan
Plan No. 502

Plan Sponsor:

Alteon
6 Campus Drive
Parsippany, New Jersey 07054
EIN: 13-3304550

Plan Administrator and Agent for Service of Process:

Alteon
6 Campus Drive
Parsippany, New Jersey 07054
(201) 934-5000
Attention: Human Resources

The Plan Year for the Plan is the twelve-month period ending each December 31.